                                                                    EXHIBIT 10.1

                       THE CORTLAND SAVINGS & BANKING CO.
                            GROUP TERM CARVE OUT PLAN

     THIS PLAN is made and entered into as of this 23rd day of February, 2001, by and between The Cortland Savings & Banking Co., an Ohio-chartered, FDIC-insured member bank with its main offices in Cortland, Ohio (the "Bank") and the Participant selected to participate in this Plan (the "Participant").

                                  INTRODUCTION

     The Bank wishes to attract and retain highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay the life insurance premiums from its general assets.

                                    ARTICLE 1
                                   DEFINITIONS

     Whenever used in this Plan, the following terms shall have the meanings specified:

     1.1 " Base Annual Salary" means the current base annual salary of the Participant at the earliest of (1) the date of the Participant's death; (2) the date of the Participant's Disability; (3) the date the Participant's employment with Cortland Bancorp. or the Bank terminates within one year after a Change of Control (except for Termination for Cause); (4) the Participant's Early Retirement Date; or (5) the Participant's Normal Retirement Date. Current Base Annual Salary shall be defined by reference to compensation of the type that would be required to be reported by Securities and Exchange Commission Rule 228.402(b) (17 C.F.R. Section 228.402(b)), specifically column (c) of that rule's Summary Compensation Table (or any successor provision).

     1.2 "Change of Control" means any of the following events occur:

          (a) The acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of Cortland Bancorp.'s voting securities;

          (b) The acquisition by a person of the power to direct Cortland Bancorp.'s management or policies, if the Board of Directors of Cortland Bancorp. has made a determination that such acquisition constitutes or will constitute an acquisition of control of Cortland Bancorp. for the purposes of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder;

          (c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Cortland Bancorp. cease for any reason to constitute at least a majority thereof, provided, however, that - for purposes of this clause (c) - each director who is first elected by the Board of Cortland Bancorp. (or first nominated by that Board for election by shareholders) by a vote of at least two-thirds (2/3) of the directors then in office shall be deemed to have been a director at the beginning of the period;

          (d) Cortland Bancorp. shall have merged into or consolidated with another corporation, or merged another corporation into Cortland Bancorp., on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by persons who were shareholders of Cortland Bancorp. immediately before such merger or consolidation; or

          (e) Cortland Bancorp. shall have sold substantially all of its assets to another person.

     For purposes of this Plan, the term "person" refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

     Notwithstanding this definition of Change of Control, a Change of Control of Cortland Bancorp. shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Cortland Bancorp.'s voting securities as a result of the acquisition of Cortland Bancorp. voting securities by Cortland Bancorp. which reduces the number of Cortland Bancorp.'s voting securities outstanding; provided, that if after such acquisition by Cortland Bancorp. such person becomes the beneficial owner of additional Cortland Bancorp. voting securities that increases the percentage of outstanding Cortland Bancorp. voting securities beneficially owned by such person, a Change of Control of Cortland Bancorp shall then occur.

     1.3 "Compensation Committee" means either the Compensation Committee designated from time to time by the Bank's Board of Directors (as of the date this Plan is created, the Bank identifies the board committee performing this function as the Executive Compensation Committee) or a majority of the Bank's Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

     1.4 "Disability" means, if the Participant is covered by a Bank-sponsored disability, policy, total disability as defined in such policy without regard to any waiting period. If the Participant is not covered by such a policy, Disability means the Participant suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, prevents the Participant from performing substantially all of the Participant's normal duties for the Bank. As a condition to any benefits, the Bank may require the Participant to submit to such physical or mental evaluations and tests as the Bank's Board of Directors deems appropriate. Any one of the following events also constitutes Disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

     1.5 "Early Retirement Age" means the Participant's attaining age 62.


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

     1.6 "Early Termination" means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

     1.7 "Early Termination Date" means the month, day and year in which Early Termination Occurs.

     1.8 "Insured" means the individual whose life is insured.

     1.9 "Insurer" means the insurance company issuing the life insurance policy on the life of the Insured.

     1.10 "Normal Retirement Age" means the Participant attaining age 65.

     1.11 "Normal Retirement Date" means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

     1.12 "Participant" means the employee who is designated by the Compensation Committee as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

     1.13 "Policy" or "Policies" means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

     1.14 "Plan" means this instrument, including all amendments thereto.

     1.15 "Terminated for Cause" or "Termination for Cause" means that the Bank has terminated the Participant's employment for any of the following reasons:

          (a)  Gross negligence or gross neglect of duties;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          (a) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant's employment and resulting in an adverse effect on the Bank. No act, or failure to act, on the Participant's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

     1.16 "Years of Service" means the total number of twelve-month periods during which the Participant serves as an employee of the Bank.

                                    ARTICLE 2
                                  PARTICIPATION

     2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

     2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive's participation is limited to only Policies where he or she is the Insured. Exhibit B attached hereto sets forth the original Insured Participants and the Policies on their lives.

     2.3 Termination of Participation. A Participant's rights under this Plan shall cease and his or her participation in this Plan shall terminate if any of the following events occur:

          (a)  If the Participant is Terminated for Cause.

          (b) If the Participant's employment with the Bank is terminated prior to the Early Retirement Age for reasons other than Disability or Change of Control.

          (c) If the Participant terminates employment due to Disability and thereafter becomes gainfully employed with an entity other than the Bank.

In the event that the Bank decides to maintain the Policy after the Participant's termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

     2.4 Maintaining the Policy and Endorsement until Death. If any of the events listed below occur, the Bank shall maintain the Policy in full force and effect and, in no event, shall the Bank amend, terminate or otherwise abrogate the Participant's interest in the Policy, unless the Participant agrees pursuant to section 8.1. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement if the Bank and Participant execute a new Split Dollar Policy Endorsement for a comparable benefit, which Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

          (a) Disability. If the Participant's employment with the Bank is terminated due to Disability, except as set forth in section 2.3(c) herein.

          (b) Retirement. If the Participant's employment with the Bank is terminated on or after Early Retirement Age.

          (c) Change of Control. If the Participant's employment with Cortland Bancorp. or the Bank terminates within one year after a Change of Control (except for Termination for Cause).

                                    ARTICLE 3
                           POLICY OWNERSHIP/INTERESTS

     3.1 Participant's Interest. With respect to each Policy, the Participant or the Participant's assignee shall have the right to designate the beneficiary of one of the following death benefit amounts:

          (a) Pre-Retirement Death Benefit. If the Participant was employed by the Bank at the time of death, the death benefit shall be the lesser of : (i) two times the Participant's Base Annual Salary, less the Participant's $50,000 group term life insurance benefit under the Bank's group term life insurance policy; or (ii) $500,000.

          (b) Post-Retirement Death Benefit. If the Participant was no longer employed by the Bank at the time of death, but had terminated employment within one year after a Change of Control or had terminated employment due to Disability or on or after Early Retirement Age, the death benefit shall be the lesser of (i) one times the Participant's Base Annual Salary or (ii) $500,000.

The Participant shall also have the right to elect and change settlement options with the consent of the Bank and the Insurer.

     3.2 Bank's Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy during the time periods as described in section 3.1. This provision shall not impair the right of the Bank to terminate this Plan. With respect to each Policy, the Bank shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant's interest is determined according to section 3.1.

                                    ARTICLE 4
                                    PREMIUMS

     4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

     4.2 Imputed Income. The Bank shall impute income to the Participant in an amount equal to the current term rate for the Participant's age multiplied by the net death benefit payable to the Participant's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                    ARTICLE 5


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

                                   ASSIGNMENT

     Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

                                    ARTICLE 6
                                     INSURER

     The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

                                    ARTICLE 7
                                CLAIMS PROCEDURE

     7.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim against this Plan (the "Claimant"), in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or benefits under this Plan. If the Bank determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

     7.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitles him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 8
                           AMENDMENTS AND TERMINATION

     8.1 Amendment or Termination of Plan. Except as otherwise provided in section 2.4 and 8.2, (i) the Bank may amend or terminate the Plan at any time, and (ii) the Bank may amend or terminate a Participant's rights under the Plan at any time prior to a Participant's death by written notice to the Participant.

     8.2 Amendment or Termination of Plan Upon Change of Control. Notwithstanding the provisions of section 8.1, in the event of a Change of Control, the Bank, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change of Control occurs and shall not terminate or otherwise abrogate a Participant's interest in the Policy. However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors. This section 8.2 shall apply to all Participants in the Plan on the date the Change of Control occurs, including but not limited to (i) a retired Participant who has an interest in a Policy; (ii) a disabled Participant who has an interest in the Policy; and (iii) a Participant whose employment is terminated as a result of a Change of Control.

     8.3 Participant Waiver. A Participant may, in the Participant's sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Bank.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

     9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

     9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     9.5 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

     9.6 Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

          (a)  Interpreting the provisions of the Plan;

          (b)  Establishing and revising the method of accounting for the Plan;

          (c)  Maintaining a record of benefit payments; and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

     9.7 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     9.8 Severability. If for any reason any provision of this Agreement is held invalid such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

     9.9 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

                                        BANK:
                                        THE CORTLAND SAVINGS & BANKING CO.


                                        BY
                                           -------------------------------------
                                        TITLE
                                              ----------------------------------

                                                             _____________, 2002

Name ___________________
Title __________________
The Cortland Savings & Banking Company
[ADDRESS LINE 1]
[ADDRESS LINE 2]

     RE: PARTICIPATION IN GROUP TERM CARVE OUT PLAN OF THE CORTLAND SAVINGS & BANKING COMPANY

Dear [NAME]:

     The purpose of this notice is to inform you of certain changes for your participation in the Group Term Carve Out Plan dated February 23, 2001 (the "Plan"), which changes we, the Board of Directors of The Cortland Savings & Banking Company (the "Bank"), have agreed to. In accordance with the terms of the Plan, particularly Section 8.1 ("Amendment or Termination of Plan") thereof, Participants are hereby notified of the following amendments to the Plan. The changes as expressed in this letter are hereafter known as Amendment No. 1 of the Plan.

     Except as expressly provided to the contrary herein, all terms defined in the Plan are used herein with the same meaning as provided therein. The changes we have agreed to are as follows:

1.2 Article 1.4 ("Disability") of the Plan shall be replaced in its entirety by the following:

          "Disability" means the Participant's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

1.3 Article 7.1 ("Claims Procedure") of the Plan shall be replaced in its entirety by the following:

     7.1 Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

     7.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

     7.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          7.1.3.1 The specific reasons for the denial,

          7.1.3.2 A reference to the specific provisions of the Plan on which the denial is based,

          7.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

          7.1.3.4 An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

          7.1.3.5 A statement of the claimant's right to bring a civil action under ERISA [Employees Retirement Income Security Act] Section 502(a) following an adverse benefit determination on review.

1.4 Article 7.2 of the Plan ("Review Procedure") shall be replaced in its entirety by the following:

     7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

          7.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

          7.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          7.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               7.2.5.1 The specific reason for the denial,

               7.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,

               7.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

               7.2.5.4 A statement of the claimant's right to bring a civil action
                    under ERISA Section 502(a).

     WHEREAS, the Compensation Committee of the Board of Directors of the Bank has authorized the aforementioned changes to the Plan pursuant to action on April 16, 2002.

     Except as expressly modified herein, all the terms, covenants, and provisions of the Plan shall continue in full force and effect.

                                        THE CORTLAND SAVINGS & BANKING COMPANY


                                        ----------------------------------------
                                        By: Rodger W. Platt
                                        Its: President and Chief
                                             Executive Officer

                                    EXHIBIT A

                             ELECTION TO PARTICIPATE

          I, _________________________________ , an eligible employee as determined in section 2.1 of the Cortland Savings and Banking Co. Group Term Carve Out Plan (the "Plan") dated as of ___ February 23, 2001, hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan. Additionally, I acknowledge that I have read the Plan document and agree to be bound by its terms.

     Executed this _______________ day of _________________, 2001.


-------------------------------------   ----------------------------------------
Witness                                 Participant

                                    EXHIBIT B
                              LIST OF PARTICIPANTS


PARTICIPANT'S NAME               INSURER                                        POLICY NUMBER
------------------               -------                                        -------------

Marcel Arnal                     Great-West Life & Annuity Ins. Co              85998008

Douglas L. Blay                  Great-West Life & Annuity Ins. Co              85998009

Timothy Carney                   Great-West Life & Annuity Ins. Co              85998010

James Duff                       Great-West Life & Annuity Ins. Co              85998011

Deborah Eazor                    Great-West Life & Annuity Ins. Co              85998012

Thomas Elliott, IV               Great-West Life & Annuity Ins. Co              85998013

Lawrence A. Fantauzzi            Great-West Life & Annuity Ins. Co              85998014

James M. Gasior                  Great-West Life & Annuity Ins. Co              85998015

Robert Horvath                   Great-West Life & Annuity Ins. Co              85998016

Marlene Lenio                    Great-West Life & Annuity Ins. Co              85998017

Steve Mack                       Great-West Life & Annuity Ins. Co              85998018

Mark Mediate                     Great-West Life & Annuity Ins. Co              85998019

Keith Mrozek                     Great-West Life & Annuity Ins. Co              85998020

Pietro Pascale                   Great-West Life & Annuity Ins. Co              85998021

Craig Phythyon                   Great-West Life & Annuity Ins. Co              85998022

Karen Rudge                      Great-West Life & Annuity Ins. Co              85998023

Judy Russell                     Great-West Life & Annuity Ins. Co              85998024

Barbara Sandrock                 Great-West Life & Annuity Ins. Co              85998025

Frank Sedall                     Great-West Life & Annuity Ins. Co              85998026

Stephen A. Telego                Great-West Life & Annuity Ins. Co              85998027

Kimberly Vogt                    Great-West Life & Annuity Ins. Co              85998028

Danny L. White                   Great-West Life & Annuity Ins. Co              85998029

(group term carve out plan. without split $ endorsement cortland )